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EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170770 and 333-113797 on Form S-8 of our reports dated March 29, 2012, relating to the financial statements and financial statement schedule of Semiconductor Manufacturing International Corporation, and the effectiveness of Semiconductor Manufacturing International Corporation’s internal control over financial reporting, appearing in this Annual Report on Form-20-F of Semiconductor Manufacturing International Corporation for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 27, 2012